UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 31, 2020

Date of Report

Q BioMed Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55535	46-4013793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(212) 588-0022

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Financing Agreements

On April 6, 2020, we entered into a securities purchase agreement (the “SPA”) with accredited investors (the “Investors”). Pursuant to the SPA, the Investors agreed to purchase:

•	76,566 shares of Series A Convertible Preferred Stock (the “Series A Preferred Shares”) in exchange for convertible debentures with principal and interest of $765,656.23,

•	100,000 Series A Preferred Shares for cash of $1,000,000,

•	203,134 shares of Series B Convertible Preferred Stock (‘the “Series B Preferred Shares”) in exchange for convertible debentures with principal and interest of $2,031,342.47,

•	100,000 Series B Preferred Shares for cash of $1,000,000 and

•	on April 17, 2020, 200,000 Series B Preferred Shares for $2,000,000 in cash.

By April 17, 2020 the Investors have the right to convert all remaining unconverted debt into 51,432 Series A Preferred Shares (“Optional Conversion Shares”).

We intend to use the net proceeds of the offering to fund our commercialization efforts on our Strontium-89 assets and general working capital.

We also executed a registration rights agreement requiring us to file a registration statement on Form S-1 within 15 days of the initial closing (the “Registration Statement”). The Registration Statement shall register the shares of Common Stock into which the Series A Preferred Shares and the Series B Preferred Shares may be converted for resale. We are required to use our best efforts to cause the Registration Statement to be declared effective within 90 days of the initial closing.

Debenture Amendment

On March 31, 2020, we entered into an amendment letter with the holder of debentures that we issued on November 1, 2018, October 11, 2019, December 6, 2019 and January 15, 2020 (the “Debentures”). Pursuant to the terms of the Debentures, we could not convert any portion of the Debentures or interest thereon that would result in the holder of the Debentures beneficially owning more than 4.99% of our common stock. In the amendment letter, we mutually agreed with the holder of the Debentures to increase that limit from 4.99% to 9.99%.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 3.02. The 227,998 Series A Preferred Shares (including the Optional Conversion Shares) and 503,134 Series B Preferred Shares issuable pursuant to the SPA were issued, or will be issued, in reliance on exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506 of Regulation D promulgated under the Act.  This transaction qualified for exemption from registration because among other things, the transaction did not involve a public offering, the investor was an accredited investor and/or qualified institutional buyer, the investor had access to information about our company and its investment, the investor took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

In addition, on March 31, 2020, we issued 1,050,496 shares to a note holder in exchange for the conversion of $1,050,496.78 of principal and interest on convertible notes.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 3.03.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Our Articles of Incorporation, as amended, authorize us to issue up to 100,000,000 million shares of preferred stock with the consent of our Board of Directors and without any further consent from our holders of common stock. On April 3, 2020:

•	our Board of Directors authorized the creation of up to 500,000 shares of Class A Convertible Preferred Stock (the “Class A Preferred Shares”) and up to 1,000,000 shares of Class B Convertible Preferred Stock (the “Class B Preferred Shares”)

•	we filed a Certificate of Designations with the Secretary of Nevada creating such Class A and Class B Preferred Shares

The foregoing is only a summary of the Certificate of Designations, each of which is filed as an exhibit hereto so that you may more fully understand the terms of each class of preferred stock.

Class A Preferred Shares

Liquidation. The Series A Preferred Shares have a liquidation preference that is equal to that of the Series B Preferred Shares and superior to that of the Common Stock. In the event of a liquidation or similar event, any payment to holders of shares of capital stock shall first be made to the holders of the Series A Preferred Shares and the Series B Preferred Shares. The holders of the Series A Preferred Shares shall be entitled to receive a payment in an amount that is equal to $10 per share plus any dividends that are due on such share (the “Liquidation Value”).

Dividends. The holders of the Series A Preferred Shares shall receive an annual dividend for each Series A Preferred Share equal to 8% of the Liquidation Value to be paid in quarterly installments. The dividend shall be paid in shares of common stock in an amount that is equal to the dollar amount of the dividend divided by the volume weighted average price (“VWAP”) of our common stock on the day such payment is due.

Beneficial ownership limitation. We may not convert any Series A Preferred Shares if such conversion would result in the holder beneficially owning more than 9.99% of our then issued and common stock, provided that such limitation may be waived by the holder with 65 days’ notice.

Conversion at holder’s option. Subject to the beneficial ownership limitation, the Series A Preferred Shares may be converted at $1.00.

Forced conversion. At any time that the following conditions (the “Forced Conversion Conditions”) have been met for ten consecutive trading days, we may deliver a written notice to the Investors to cause the Investors to convert all or part of the then outstanding Series A Preferred Shares:

(i)                 the VWAP of our common stock is in excess of $5.00;

(ii)                the dollar volume of our common stock traded on the principal market is in excess of $750,000;

(iii)               the shares of our common stock underlying the Series B Preferred Shares to be converted shall either (x) be registered for resale on an effective registration statement or (y) eligible for resale without restriction and without the need for registration under any applicable federal or state securities laws;

(iv)              our Common Stock is designated for quotation on the OTCQB, Nasdaq or other similar market or exchange and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market;

(v)              there shall not have occurred either (A) an event of default or (B) an event that with the passage of time or giving of notice would constitute an event of default;

To the extent that any forced conversion would conflict with the beneficial ownership limitation, such forced conversion shall be delayed until it does not conflict with the beneficial ownership limitation.

Class B Preferred Shares

Liquidation. The Series B Preferred Shares have a liquidation preference that is equal to that of the Series A Preferred Shares and superior to that of the Common Stock. In the event of a liquidation or similar event, any payment to holders of shares of capital stock shall first be made to the holders of the Series B Preferred Shares and the Series A Preferred Shares. The holders of the Series B Preferred Shares shall be entitled to receive a payment in an amount that is equal to $10 per share plus any dividends that are due on such share (the “Liquidation Value”).

Dividends. The holders of the Series B Preferred Shares shall receive an annual dividend for each Series B Preferred Share equal to 8% of the Liquidation Value to be paid in quarterly installments. The dividend shall be paid in shares of common stock in an amount that is equal to the dollar amount of the dividend divided by the volume weighted average price (“VWAP”) of our common stock on the day such payment is due.

Beneficial ownership limitation. We may not convert any Series B Preferred Shares if such conversion would result in the holder beneficially owning more than 9.99% of our then issued and common stock, provided that such limitation may be waived by the holder with 65 days’ notice.

Conversion at holder’s option. Subject to the beneficial ownership limitation, the Series B Preferred Shares may be converted at the lower of: (a) $2.70 or (b) 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that the conversion price may not be above $5.00 or less than $1.00; further provided that if the VWAP of our common stock for any 40 consecutive trading days is less than $1.00 for 30 of those days, then such floor conversion price shall be reduced from $1.00 to $0.35.

Automatic conversion. At any time that the Forced Conversion Conditions have been met for ten consecutive trading days, we may deliver a written notice to the Investors to cause the Investors to convert all or part of the then outstanding Series B Preferred Shares. To the extent that any forced conversion would conflict with the beneficial ownership limitation, such forced conversion shall be delayed until it does not conflict with the beneficial ownership limitation.

Item 7.01	Regulation FD Disclosure.

On April 7, 2020, we issued a press release entitled “Q BioMed Enters into a Financial Restructuring of Approximately $7,800,000 Consisting of up to $4,000,000 New Cash and a minimum of $3,800,000 of Debt Conversion”. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Item 7.01 of this Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section.  The information in this Item 7.01 of this Form 8-K also shall not be deemed to be incorporated by reference into any filing under the Act or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibits.

3.1	Certificate of Designations for Series A Convertible Preferred Stock filed on April 6, 2020
3.2	Certificate of Designations for Series B Convertible Preferred Stock filed on April 6, 2020
10.1	Securities Purchase Agreement, dated April 6, 2020
10.2	Registration Rights Agreement, dated April 6, 2020
99.1	Press Release entitled “Q BioMed Enters into a Financial Restructuring of Approximately $7,800,000 Consisting of up to $4,000,000 New Cash and a minimum of $3,800,000 of Debt Conversion”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q BioMed Inc.

Date: April 7, 2020	By:	/s/ Denis Corin
	Name:	Denis Corin
	Title:	President and Chief Executive Officer